Exhibit (j)(1)



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------


The Board of Trustees of
Kelmoore Strategic Trust:

We consent to the use of our report dated February 25, 2008, with respect to the financial statements of Kelmoore Strategic Trust, comprising the Kelmoore Strategy(R) Fund, Kelmoore Strategy(R) Eagle Fund, and Kelmoore Strategy(R) Liberty Fund (collectively, the "Funds"), as of December 31, 2007, incorporated herein by reference, and to the references to our firm under the heading "Financial Highlights" in the Prospectus and under the heading "Other Services - Independent Registered Public Accounting Firm" in the Statement of Additional Information in this Registration Statement.


/s/ KPMG LLP

Philadelphia, Pennsylvania
April 29, 2007